Exhibit 99.1

PRESS RELEASE

CSL010002

01/20/10

Carlisle Companies to Retain Carlisle Power Transmission

CHARLOTTE, NORTH CAROLINA, January 20, 2010… Carlisle Companies Incorporated (NYSE:CSL) announced today the combining of its power transmission belt business and tire and wheel business, effective immediately.  Carlisle Power Transmission manufactures belts and accessories for industrial power transmission applications and has annual sales of approximately $115 million.  Carlisle Power Transmission had been moved to discontinued operations in the second quarter of 2008.  Carlisle is presently evaluating the financial statement impact and estimates pre-tax charges of $6.7 million related to fixed-asset charges and plant restructuring costs in the fourth quarter of 2009.

David A. Roberts, Chairman, President and Chief Executive Officer, commented, “We announced plans to sell our power transmission belt business in April 2008. We were close to selling the business to a strategic buyer late last year when our transaction was derailed by the financial crises. During our extended sales process, we also considered retaining the belt business, which has remained profitable, and combining it with one of our other businesses. Though we recently received an offer near book value, the decision was made to retain and combine the belt business with our tire and wheel business. These two businesses have similar manufacturing processes and share common customers. We intend to use the Carlisle Operating System to fully integrate the belt business so that it becomes a product line of our tire and wheel business. The synergies we expect to achieve from this integration will allow us to continue to move toward achieving our long-term goals, including operating margin improvement.”

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com